SCHEDULE B

ROBINSON LEASE

Exhibit A to Consent of the Lessor

Option Agreement

MINERAL CLAIM OPTION AGREEMENT

THIS AGREEMENT is made as of the 30th day of November, 2005

AMONG:

WAVE EXPLORATION CORP., a company duly incorporated pursuant to the laws of the Province of British Columbia and having its business office situated at Suite 600 – 890 West Pender Street, Vancouver, British Columbia, V6C 1S9

(the "Optionor")

OF THE FIRST PART

AND:

WAVE MINING INC., a company duly incorporated pursuant to the laws of the State of Nevada and having its business office situated at Suite 600 – 890 West Pender Street, Vancouver, British Columbia, V6C 1S9

(the "Subsidiary")

OF THE SECOND PART

AND:

JOURNEY RESOURCES CORPORATION, a company duly incorporated pursuant to the laws of the Province of British Columbia and having its registered and business office situated at #102 – 1238 Seymour Street, Vancouver, British Columbia, V6B 4J3

(the "Optionee")

OF THE THIRD PART

WHEREAS:

(A) The Subsidiary is a wholly-owned subsidiary of the Optionor;

(B) The Subsidiary is the beneficial owner of an undivided 100% interest in certain mineral claims situated in the Cobalt Mining District of Salmon, Idaho, which claims form part of the Musgrove Creek Gold Project, as detailed in the specific description of such mineral claims attached hereto as Schedule A;

(C) The Optionor is the lessee of an undivided 100% interest in certain mineral claims also comprising part of the Musgrove Creek Gold Project, as detailed in the specific description of such mineral claims in Exhibit A to Schedule B; and

(D) The Subsidiary and the Optionor now wish to grant an exclusive option to the Optionee to acquire all of their respective right, title and interest in and to the mineral claims comprising the Musgrove Creek Gold Project by paying certain consideration on the terms and conditions herein provided.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the Optionee's agreement to promptly seek TSX Venture Exchange acceptance for this Agreement and for the sum of $10 now paid to each of the Optionor and the Subsidiary, and other good and valuable consideration, the receipt and sufficiency whereof is by both the Optionor and the Subsidiary hereby acknowledged, the parties agree as follows:

PART 1

DEFINITIONS

1.1 In this Agreement, except as otherwise expressly provided or as the context otherwise requires,

(a) "**Closing Date**" means the date of closing of the transactions governed by this Agreement, which will be not more than 7 days following the Effective Date;

(b) "**Effective Date**" means the date upon which the Exchange grants to the Optionee its acceptance respecting this Agreement subject to §4.4;

(c) "**Exchange**" means the TSX Venture Exchange;

(d) "**Option**" means the exclusive rights herein granted by the Optionor and the Subsidiary to the Optionee to permit the Optionee to acquire all the right, title and interest of the each of the Optionor and the Subsidiary in and to the Property as provided in Part 4;

(e) "**Option Period**" means the period during the term of this Agreement from the date hereof to and including the earliest of:

(i) the date of exercise of the Option,

(ii) the second anniversary of the Effective Date, and

(iii) the termination hereof pursuant to Part 17;

(f) "**Property**" means, collectively, the Robinson Claims and the Rubicon Claims, as they may be or reduced under Part 13, and a reference herein to a mineral claim comprised in the Property includes any mineral leases or other interests into which such mineral claim may have been converted, and Property includes all Property Rights;

(g) "**Property Rights**" means all licenses, permits, easements, rights-of-way, surface or water rights and other rights, approvals obtained by any of the parties either before or after the date of this Agreement and necessary or desirable for the development of the

Property, or for the purpose of placing the Property into production or continuing production therefrom;

(h) "**Robinson Claims**" means those mining claims and other mining interests derived from any such claims which are further described in Exhibit A to the Robinson Lease;

(i) "**Robinson Lease**" means the mining lease agreement between the Optionor and the Robinson Family Trust made effective June 12, 2003, a copy of which is attached hereto as Schedule B;

(j) "**Rubicon Claims**" means those mining claims and other mining interests derived from any such claims which are further described in Schedule A;

(k) "**Schedules**" means the documents attached hereto as follows:

(i) Schedule A – Rubicon Claims;

(ii) Schedule B – Robinson Lease;

(iii) Schedule C – Form of Escrow Agreement; and

(iv) Schedule D – Consent of the Lessor; and

(l) "**Shares**" means the common shares of the Optionee issued to the Optionor as part of the purchase price as set out in §4.1.

PART 2

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE OPTIONOR AND THE SUBSIDIARY

2.1 The Optionor represents and warrants to the Optionee that:

(a) it has been duly incorporated and validly exists as a corporation in good standing under the laws of British Columbia and is authorized to hold legally and beneficially mineral claims in the State of Idaho,

(b) the Subsidiary is a wholly-owned subsidiary of the Optionor, and will remain so during the Option Period,

(c) Schedule B is a true and accurate copy of the Robinson Lease, which was duly authorized, executed and delivered by and constitutes a legal, valid and binding obligation of the Optionor,

(d) subject to applicable Federal or State laws, rules and regulations, it is the exclusive lessee of an undivided 100% interest in and to the Robinson Claims and all associated Property Rights, free and clear of all encumbrances, liens, charges and claims of others, and will remain so until all interests of the Optionor in the Robinson Claims earned by the Optionee hereunder have been duly transferred to the Optionee as contemplated hereby or this Option has terminated,

(e) no taxes or rentals are due in respect of the Robinson Claims, and all payments, royalties, fees and required expenditures which were due under the terms of the Robinson Lease as of the date of this Agreement have been paid. Without limiting the generality of the foregoing, the Optionor represents and warrants that both the annual payments and the annual exploration expenditures payable under the Robinson Lease have been paid or validly waived in accordance with the terms of the Robinson Lease through June 11, 2006 and April 30, 2006, respectively, and

(f) to the best of its knowledge and belief the Robinson Claims have been properly maintained, are situated on land open to mineral entry, have been duly and validly located, staked and recorded in compliance with the laws of the jurisdiction in which they are situate and, except as may be specified in Schedule B and accepted by the Optionee, are in good standing with the applicable mining recording office on the date hereof.

2.2 The Subsidiary represents and warrants to the Optionee that:

(a) it has been duly incorporated and validly exists as a corporation in good standing under the laws of the State of Nevada, and is authorized to hold legally and beneficially mineral claims in the State of Idaho,

(b) it is exclusively legally entitled to hold the Rubicon Claims and all associated Property Rights, and will remain so entitled until all interests in the Rubicon Claims have been duly transferred to the Optionee as contemplated under this Agreement,

(c) it is, and will be at the time of transfer to the Optionee, the recorded and beneficial owner of the Rubicon Claims free and clear of all encumbrances, liens, charges and claims of others,

(d) no fees, taxes or rentals are due in respect of the Rubicon Claims,

(e) to the best of its knowledge and belief the Rubicon Claims have been properly maintained, are situated on land open to mineral entry, have been duly and validly located, staked and recorded in compliance with the laws of the jurisdiction in which they are situate and, except as may be specified in Schedule A and accepted by the Optionee, are in good standing with the applicable mining recording office on the date hereof; and

(f) on or before the Effective Date, it will be the legal recorded owner of the Rubicon Claims by the filing of the Quitclaim Deed dated the 21st day of December, 2004 among Rubicon Resources Inc. and Wave Mining Inc. (the "Quitclaim Deed") with the Bureau of Land Management for the State of Idaho, USA.

2.3 The Optionor and the Subsidiary jointly represent and warrant to the Optionee that:

(a) no third party consent of any kind is required to enter into this Agreement and grant the Option contemplated hereby, other than as may be referred to herein,

(b) there are no adverse claims or challenges against or to the ownership of or title to any of the mineral claims comprising the Property, nor to their knowledge is there any

basis therefor, and, subject to applicable Federal or State laws, rules and regulations, there are no outstanding agreements or options to acquire or purchase the Property or any portion thereof, and no person has any royalty or other interest whatsoever in production from any of the mineral claims comprising the Property, other than as described in the Robinson Lease,

(c) upon request by the Optionee, the Optionor and the Subsidiary will deliver or cause to be delivered to the Optionee copies of all available maps and other documents and data in their possession respecting the mineral claims comprising the Property,

(d) the Optionor shall assume sole responsibility and liability for any obligations outstanding as of the date hereof with respect to reclamation of the mineral claims comprising the Property,

(e) the execution and deliver of this Agreement and the agreements contemplated hereby by the Optionor and the Subsidiary will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of their respective constating documents,

(f) this Agreement constitutes a legal, valid and binding obligation of each of the Optionor and the Subsidiary; and

(g) the Quitclaim Deed constitutes a legal, valid and binding obligation of Rubicon Resources Inc. and Wave Mining Inc. and is in full force and effect on its original terms without amendment or validation.

2.4 The representations and warranties contained in this Part 2 are provided for the exclusive benefit of the Optionee, and a breach of any one or more thereof may be waived by the Optionee in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty; and the representations and warranties contained in this Part 2 will survive the execution hereof and continue throughout the Option Period.

PART 3

REPRESENTATIONS AND WARRANTIES OF OPTIONEE

3.1 The Optionee represents and warrants to the Optionor, now and as at the Closing Date, that:

(a) it has been duly incorporated and validly exists as a corporation in good standing under the laws of British Columbia and is authorized to hold mineral claims in the State of Idaho;

(b) it has duly obtained all necessary corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it;

(c) neither the execution and delivery of this Agreement by the Optionee nor the performance by the Optionee of its obligations hereunder conflicts with the Optionee's constating documents or any agreement to which it is bound;

(d) it is a reporting issuer under the *Securities Act* (British Columbia) (the "**Act**") and the *Securities Act* (Alberta) (the "**Alberta Act**"), and is not listed on the list of reporting issuers in default of any requirement of the Act or the Alberta Act or the regulations made thereunder as maintained by the British Columbia Securities Commission or the Alberta Securities Commission;

(e) the Shares will, at the time of delivery to the Optionor, be duly authorized and validly allotted and issued as fully paid and non-assessable, free of any liens, charges or encumbrances;

(f) no order ceasing or suspending trading in securities of the Optionee or prohibiting the sale or issuance and delivery of such securities is outstanding, and no proceedings for such purpose are pending or, to the best of the knowledge of the Optionee, threatened;

(g) on the date of receipt by the Optionor of the certificate or certificates representing the Shares, every consent, approval, authorization, order or agreement of the Exchange that is required for the issuance of the Shares and the delivery to the Optionor of such certificate or certificates to be valid will have been obtained and will be in effect;

(h) the Shares are part of a class of shares of the Optionee that is currently listed and posted for trading on the Exchange and, at the time of the delivery of the certificates representing the Shares to the Optionor, will have been approved and listed on the Exchange; and

(i) the Optionee shall provide to the Optionor an opinion of counsel of the Optionee dated the date of delivery of the Shares to the effect that:

> (i) the issuance of the Shares by the Optionee is exempt from the registration and prospectus requirements of the Act and no prospectus is required;
>
> (ii) all requisite corporate proceedings have been taken by or on behalf of the Optionee to authorize the creation and issue of the Shares, and the Shares have been duly and validly allotted and issued, as fully paid and non-assessable shares in the capital of the Optionee; and
>
> (iii) the Shares will be subject to restrictions on resale in the Province of British Columbia for a period of four months plus one day and that such Shares will not be subject to any other restriction on resale.

3.2 The representations and warranties contained in §3.1 are provided for the exclusive benefit of the Optionor and a breach of any one or more thereof may be waived by the Optionor in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty; and the representations and warranties contained in §3.1 will survive the execution hereof and continue throughout the Option Period.

PART 4

GRANT AND EXERCISE OF THE OPTION

4.1 Subject to the terms of this Agreement, the Optionor and the Subsidiary hereby grant to the Optionee the sole and exclusive right and option to acquire all of their respective right, title and interest in and to the Property, free and clear of all charges and encumbrances, by paying to the Optionor consideration consisting of $325,000 and issuing 300,000 common shares in its capital, all on or before the times set forth as follows:

(a) $75,000 in cash and 300,000 Shares on the Closing Date;

(b) a further $100,000 in cash on or before the first anniversary of the Closing Date; and

(c) a further $150,000 in cash on or before the second anniversary of the Closing Date.

4.2 The Optionor acknowledges that each share certificate issued pursuant to this Part 4 will be registered in the name of "Wave Exploration Corp." and have imprinted thereon a legend restricting transfer in Canada for four months plus one day from the date of the issuance of the Shares.

4.3 All payments of cash to be made by the Optionee pursuant to this Part 4 will be by way of certified cheque made payable to "Wave Exploration Corp.".

4.4 If the Effective Date has not occurred within 25 days of the date of execution hereof, then either party may terminate this Option Agreement without liability by notice to the other party.

4.5 During the Option Period, the Optionor will, at the direction of the Optionee, promptly take any action or exercise any right which the Optionor was granted under the terms of the Robinson Lease.

PART 5

ASSIGNMENT OF OPTION

5.1 Subject to Part 12, the Optionee may assign all or part of its obligations under this Option Agreement during the Option Period to any third party (the "**Assignee**") with consent of the Optionor and the consent of the Lessors under the Robinson Lease, such consents not to be unreasonably withheld, providing also that the Assignee agrees to execute an acknowledgement to be bound by the terms hereof insofar as the Optionor's rights hereunder are concerned.

PART 6

EXERCISE OF OPTION

6.1 The Optionee may in its sole discretion at any time accelerate the payment of the amounts required by §4.1 to exercise the Option and thereby acquire the full interest of the Optionor and the Subsidiary in the Property.

6.2 If and when the Option has been exercised, all of the right, title and interest in and to the Property will vest in the Optionee free and clear of all charges, encumbrances and claims, save and except those contained in the Robinson Lease, subject to applicable State or Federal laws, rules and regulations applicable to the Property.

PART 7

RIGHT OF ENTRY

7.1 Throughout the Option Period and subject to the terms and conditions of the Robinson Lease, the Directors and Officers of the Optionee and its employees, agents and independent contractors, will have the sole and exclusive right in respect of the Property to:

(a) enter thereon,

(b) have exclusive and quiet possession thereof,

(c) do such prospecting, exploration, development and/or other mining work thereon and thereunder as the Optionee in its sole discretion may determine advisable,

(d) bring upon and erect upon the Property buildings, plant, machinery and equipment as the Optionee may deem advisable, and

(e) remove therefrom and dispose of reasonable quantities of ores, mineral and metals for the purpose of obtaining assays or making other tests.

PART 8

ESCROW OF PROPERTY CONVEYANCE DOCUMENTS

8.1 Concurrently with the execution hereof and in any event prior to the Effective Date, the Optionor and the Subsidiary, as appropriate, will deliver or cause to be delivered to the Escrow Agent referred to in Schedule C as conditions precedent to the obligations of the Optionee hereunder:

(a) duly executed and registrable transfers of the Rubicon Claims,

(b) a duly executed consent to the proposed assignment of the Robinson Lease under the terms and conditions of this Agreement substantially in the form attached as Schedule D and duly executed by duly appointed signatories of the Lessor under the Robinson Lease, and

(c) a duly executed assignment of the Robinson Lease,

all in favour of the Optionee.

8.2 The Optionee will be entitled to record a notice of the existence of this Option in the applicable mining recorder's office.

8.3 The Optionor and the subsidiary will take all commercially reasonable steps required to transfer ownership of the Rubicon Claims to Wave Mining Inc. on or before the

Effective Date, including the registration and filing of the Quitclaim Deed with the Bureau of Land Management for the State of Idaho, USA.

PART 9

OBLIGATIONS OF THE PARTIES DURING OPTION PERIOD

9.1 During the Option Period only, the Optionee will:

(a) pay all fees, expenses and other payments required to be made by the Optionor under and according to the terms of the Robinson Lease, which will, without limiting the foregoing, specifically include the payments and expenses set out in §7 (Property Taxes), §8 (Government Fees) and §15 (Annual Exploration Expenditures) set out in of the Robinson Lease, subject to the terms of this Part 9. The Optionee will make all such payments directly to the parties to whom they are properly owing under the Robinson Lease,

(b) maintain in good standing the Robinson Lease and those mineral claims comprised in the Property that are in good standing on the date hereof by the doing and filing of the maximum available assessment work credits on the Property or by making of payments in lieu of the minimum requirements, by the payment of taxes and rentals and the performance of all other actions which may be necessary in that regard and in order to keep such mineral claims free and clear of all liens and other charges arising from the Optionee's activities thereon except those at the time contested in good faith by the Optionee,

(c) permit the directors, officers, employees and designated consultants of each of the Optionor and the Subsidiary, at their own risk, access to the Property at all reasonable times subject always to Part 15, and providing each of the Optionor and the Subsidiary agrees to indemnify the Optionee against and to save the Optionee harmless from all costs, claims, liabilities and expenses that the Optionee may incur or suffer as a result of any injury (including injury causing death) to each of the Optionor and the Subsidiary and their respective employees or designated consultants while on the Property,

(d) deliver to the Optionor on or before six months of each anniversary hereof, a report (including up-to-date maps if there are any) describing the results of work done in the last completed calendar year, together with reasonable details of expenditures incurred by the Optionee in respect of prospecting and exploring the Property,

(e) do all work on the Property in a good and workmanlike fashion and in accordance with all applicable laws, regulations, orders and ordinances of any governmental authority and file for all available credits,

(f) pay to the Lessor in respect to the Robinson Lease the annual payments due thereunder on or before May 15th in each year in which this Agreement remains in effect, and the Optionee will provide to the Optionor documentation confirming such payment,

(g) pay to the Bureau of Land Management in the State of Idaho, on or before August 1st in each year in which this Agreement remains in effect, all monies required to maintain the Robinson Claims and the Rubicon Claims in good standing for a further period of one year, and the Optionee will provide documentation to the Optionor confirming such payments, and

(h) in the event that the Lessor issues a notice of termination pursuant to the provisions of the Robinson Lease, this Agreement will terminate 10 days from the Lessor issuing such notice, unless the default is fully cured within the 10 day period.

9.2 During the Option Period, the Optionor will, and will cause the Subsidiary, if applicable, to:

(a) copy the Optionee on all communications sent to or received from any party whatsoever in respect of the Property,

(b) not enter into any transactions regarding their respective interests in the Property, and

(c) not do, nor omit to do anything, which would constitute a breach of the Robinson Lease.

PART 10

CONDITIONS OF CLOSING

10.1 It is a condition of closing that the Rubicon Claims be registered and recorded in the name of Wave Mining Inc. as the legal owner of same, with the Bureau of Land Management for the State of Idaho, USA.

PART 11

TERMINATION OF OPTION

11.1 If the Option is terminated otherwise than upon the exercise thereof pursuant to Part 4, the Optionee will:

(a) leave in good standing for a period of at least one year from the termination of the Option Period those mineral claims comprised in the Property that are in good standing on the date hereof and any other mineral claims comprised in the Property that the Optionee receives in good standing after the date hereof, and

(b) deliver at no cost to the Optionor within 90 days of such termination copies of all reports, maps, assay results and other relevant technical data compiled by or in the possession of the Optionee with respect to the Property and not theretofore furnished to the Optionor.

11.2 Notwithstanding termination of the Option, the Optionee will have the right, within a period of 90 days following the end of the Option Period, to remove from the Property all buildings, plant, equipment, machinery, tools, appliances and supplies which have been brought upon the Property by or on behalf of the Optionee, and any such property not removed within such 90-day period will thereafter, only if the Optionor elects in writing, become the property of the Optionor.

PART 12

TRANSFERS

12.1 The Optionee may at any time (and from time to time) either during the Option Period or thereafter, sell, transfer or otherwise dispose of all or any portion of its interest in and to the Property and this Agreement, provided that in respect to the Robinson Claims the Lessor under the Robinson Lease consents to the disposition and any purchaser, assignee, grantee or transferee of any such interest will have first delivered to the Optionor its agreement related to this Agreement and to the Property, containing:

(a) a covenant by such transferee to perform all the obligations of the Optionee to be performed under this Agreement in respect of the interest to be acquired by it from the Optionee to the same extent as if this Agreement had been originally executed by the Optionee and such transferee as joint and several obligors making joint and several covenants, and

(b) a provision subjecting any further sale, transfer or other disposition of such interest in the Property and this Agreement or any portion thereof to the restrictions contained in this §12.1.

12.2 No assignment by the Optionee of any interest less than its entire interest in this Agreement and in the Property will, as between the Optionee, the Optionor and the Subsidiary, discharge the Optionee from any of its obligations hereunder, but upon the transfer by the Optionee of the entire interest at the time held by it in this Agreement (whether to one or more transferees and whether in one or in a number of successive transfers), the Optionee will be deemed to be discharged from all obligations hereunder save and except for the fulfilment of contractual commitments accrued due before the date on which the Optionee will have no further interest in this Agreement.

12.3 Neither the Optionor nor the Subsidiary may sell, assign, transfer or otherwise dispose of all or any part of their respective interests in and to the Property during the Option Period other than to the Optionee as permitted under this Agreement.

PART 13

SURRENDER AND ACQUISITION OF PROPERTY INTERESTS BEFORE TERMINATION OF AGREEMENT

13.1 The Optionee may at any time during the Option Period, elect to abandon either or both of the Rubicon Claims or the Robinson Claims by giving 30 days notice to the Optionor

11.2 Notwithstanding termination of the Option, the Optionee will have the right, within a period of 90 days following the end of the Option Period, to remove from the Property all buildings, plant, equipment, machinery, tools, appliances and supplies which have been brought upon the Property by or on behalf of the Optionee, and any such property not removed within such 90-day period will thereafter, only if the Optionor elects in writing, become the property of the Optionor.

PART 12

TRANSFERS

12.1 The Optionee may at any time (and from time to time) either during the Option Period or thereafter, sell, transfer or otherwise dispose of all or any portion of its interest in and to the Property and this Agreement, provided that in respect to the Robinson Claims the Lessor under the Robinson Lease consents to the disposition and any purchaser, assignee, grantee or transferee of any such interest will have first delivered to the Optionor its agreement related to this Agreement and to the Property, containing:

(a) a covenant by such transferee to perform all the obligations of the Optionee to be performed under this Agreement in respect of the interest to be acquired by it from the Optionee to the same extent as if this Agreement had been originally executed by the Optionee and such transferee as joint and several obligors making joint and several covenants, and

(b) a provision subjecting any further sale, transfer or other disposition of such interest in the Property and this Agreement or any portion thereof to the restrictions contained in this §12.1.

12.2 No assignment by the Optionee of any interest less than its entire interest in this Agreement and in the Property will, as between the Optionee, the Optionor and the Subsidiary, discharge the Optionee from any of its obligations hereunder, but upon the transfer by the Optionee of the entire interest at the time held by it in this Agreement (whether to one or more transferees and whether in one or in a number of successive transfers), the Optionee will be deemed to be discharged from all obligations hereunder save and except for the fulfilment of contractual commitments accrued due before the date on which the Optionee will have no further interest in this Agreement.

12.3 Neither the Optionor nor the Subsidiary may sell, assign, transfer or otherwise dispose of all or any part of their respective interests in and to the Property during the Option Period other than to the Optionee as permitted under this Agreement.

PART 13

SURRENDER AND ACQUISITION OF PROPERTY INTERESTS BEFORE TERMINATION OF AGREEMENT

13.1 The Optionee may at any time during the Option Period, elect to abandon either or both of the Rubicon Claims or the Robinson Claims by giving 30 days notice to the Optionor

of such intention, provided that as at the date of such abandonment the claims being abandoned shall be in good standing as to the filing of all assessment work or the payment of all filing fees in lieu thereof for a period of not less than 12 months.

13.2 Upon any such election, the mineral claims so abandoned will for all purposes of this Agreement cease to form part of the Property.

PART 14

FORCE MAJEURE

14.1 Subject to complying with the terms of the Robinson Lease, if the Optionee is at any time either during the Option Period or thereafter prevented or delayed in complying with any provisions of this Agreement by reason of strikes, walk-outs, labour shortages, power shortages, fuel shortages, fires, wars, acts of God, governmental regulations restricting normal operations, shipping delays or any other reason or reasons beyond the control of the Optionee, the time limited for the performance by the Optionee of its obligations hereunder will be extended by a period of time equal in length to the period of each such prevention or delay, provided however that nothing herein will discharge the Optionee from its obligations under §4.1 and §9.1.

14.2 The Optionee will within seven days give notice to the Optionor of each event of force majeure under this §14.1 and upon cessation of such event will furnish the Optionor or the Subsidiary, as appropriate, with notice to that effect together with particulars of the number of days by which the obligations of the Optionee hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

PART 15

CONFIDENTIAL INFORMATION

15.1 No information furnished by the Optionee to the Optionor or the Subsidiary hereunder in respect of the activities carried out on the Property by the Optionee, or related to the sale of product derived from the Property, will be published by the Optionor or the Subsidiary without the written consent of the Optionee, but such consent in respect of the reporting of factual data will not be unreasonably withheld, and will not be withheld in respect of information required to be publicly disclosed pursuant to applicable securities or corporation laws.

PART 16

ARBITRATION

16.1 All disputes arising out of or in connection with this Agreement will be referred to and finally resolved by arbitration under the rules of the British Columbia International Commercial Arbitration Centre ("**BCICAC**") by a sole arbitrator.

16.2 Any party may refer any such matter to arbitration by written notice to the other parties and, within 30 days after receipt of such notice, the parties will endeavour to agree on the appointment of an arbitrator, who will be capable of commencing the arbitration within 21 days of his appointment. The arbitrator will be a person who by a combination of education and experience is competent to adjudicate the matter in dispute and who has indicated his willingness and ability to act as arbitrator in accordance with this Part 16. If the parties are unable to agree on an arbitrator, the then President of the Association of Professional Engineers & Geoscientists of B.C. shall appoint the arbitrator.

16.3 The case will be administered by the BCICAC in accordance with its "Procedures for Cases under the BCICAC Rules". The place of arbitration will be Vancouver, British Columbia, Canada and the language of the arbitration will be English.

16.4 The award of the arbitrator will be final and binding upon each of the parties and will not be subject to appeal or judicial review.

PART 17

DEFAULT AND TERMINATION

17.1 For the purposes of this Part 17 only, the Optionor and the Subsidiary will be collectively known as the "**Optionors**".

17.2 If at any time during the Option Period either the Optionee or the Optionors (the "**Defaulting Party**") fails to perform any obligation required to be performed hereunder or any representation or warranty given by it proves to be untrue, which failure or breach materially interferes with the implementation of this Agreement, the other party (each a "**Non-Defaulting** Party") may terminate this Agreement (without prejudice to any other rights they may have) providing:

(a) the Non-Defaulting Party first gives to the Defaulting Party a notice of default containing particulars of the obligation which the Defaulting Party has not performed, or the warranty breached,

(b) the Defaulting Party does not dispute the default, then if it is reasonably possible to cure the default without irreparable harm to the Non-Defaulting Party, the Defaulting Party does not, within 30 days after delivery of such notice of default, cure such default by appropriate payment or promptly commence to correct such default and diligently prosecute the matter until it is corrected, and

(c) if the Defaulting Party fails to comply with the provisions of this Part 17 the Non-Defaulting Party may thereafter cure the default or terminate this Agreement, and in the latter instance the provisions of Part 11 will then be applicable.

17.3 The Optionee may at any time terminate this Option by giving 30 days notice of termination to the Optionor and will thereupon be relieved of any further obligations in

connection herewith but will remain liable for obligations which have accrued to the date of notice, and the provisions of Part 11 will then be applicable.

PART 18

NOTICES

18.1 Each notice, demand or other communication required or permitted to be given under this Agreement will be in writing and will be sent by personal delivery, fax or prepaid registered mail to the addresses of the parties written on page 1.

18.2 The date of receipt of such notice, demand or other communication will be the date of delivery or fax thereof if delivered or faxed, or, if given by registered mail as aforesaid, will be deemed conclusively to be the third day after the same will have been so mailed except in the case of interruption of postal services for any reason whatever, in which case the date of receipt will be the date on which the notice, demand or other communication is actually received by the addressee.

18.3 Either party may at any time and from time to time notify the other party in writing of a change of address and the new address to which notice will be given to it thereafter until further change.

PART 19

GENERAL

19.1 This Agreement will supersede and replace any other agreement or arrangement, whether oral or written, heretofore existing between the parties in respect of the subject matter of this Agreement.

19.2 No consent or waiver expressed or implied by either party in respect of any breach or default by the other in the performance of such other of its obligations hereunder will be deemed or construed to be a consent to or a waiver of any other breach or default.

19.3 The parties will promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance which may be reasonably necessary or advisable to carry out fully the intent of this Agreement or to record wherever appropriate the respective interests from time to time of the parties in the Property.

19.4 The parties acknowledge that, prior to the Closing Date, certain information may be required to be disclosed to the Exchange or other regulatory bodies regarding persons associated with the parties, which information may be defined as "personal information" under applicable securities law or regulatory policy. The parties hereby confirm that they have advised and received appropriate consents from such persons for the disclosure of such information for those purposes, and the parties further agree to provide evidence of such consent if required by any other party.

19.5 This Agreement will enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

19.6 This Agreement will be construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

19.7 All sums of money referred to herein are expressed in Canadian currency.

19.8 The headings appearing in this Agreement are for general information and reference only and this Agreement will not be construed by reference to such headings.

19.9 All schedules hereto are incorporated into and form part of this Agreement. In interpreting this Agreement and any schedules hereto attached, where the context so requires, the singular will include the plural, and the masculine will include the feminine, the neuter, and vice versa.

19.10 Nothing herein will constitute or be taken to constitute the parties as partners or create any fiduciary relationship between them provided, however, that this qualification will not limit the express duty of each party to act toward the other party at all times in good faith with respect to all their obligations under this Agreement.

19.11 No modification, alteration or waiver of the terms herein contained will be binding unless the same is in writing, dated subsequently hereto, and fully executed by the parties.

19.12 This Agreement may be executed in counterpart and by facsimile.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto on the 30 day of NOVEMBER, 2005.

The Optionee

JOURNEY RESOURCES CORPORATION

Per: ________________________
Authorized Signatory

The Optionor

WAVE EXPLORATION CORP.

Per: ________________________
Authorized Signatory

The Subsidiary

WAVE MINING INC.

Per: ________________________
Authorized Signatory

SCHEDULE A

RUBICON CLAIMS

Claim Name	*Date of Location*	*BLM Serial Number*	*Owner*
San 1 (Sec. 27 T20 – R18E)	29/06/2003	IMC 186239	Rubicon Resources Inc.
San 2 (Sec. 27 T20 – R18E)	29/06/2003	IMC 186240	Rubicon Resources Inc.
San 3 (Sec. 27 T20 – R18E)	29/06/2003	IMC 186241	Rubicon Resources Inc.
San 4 (Sec. 27 T20 – R18E)	29/06/2003	IMC 186242	Rubicon Resources Inc.
San 5 (Sec. 27 T20 – R18E)	29/06/2003	IMC 186657	Rubicon Resources Inc.
San 6 (Sec. 27 T20 – R18E)	29/06/2003	IMC 186658	Rubicon Resources Inc.
San 7 (Sec. 21 T20 – R18E)	29/06/2003	IMC 186659	Rubicon Resources Inc.
San 8 (Sec. 21 T20 – R18E)	29/06/2003	IMC 186660	Rubicon Resources Inc.
San 9 (Sec. 21 T20 – R18E)	29/06/2003	IMC 186661	Rubicon Resources Inc.
San 10 (Sec. 27 T20 – R18E)	29/06/2003	IMC 186662	Rubicon Resources Inc.
San 11 (Sec. 27 T20 – R18E)	29/06/2003	IMC 186243	Rubicon Resources Inc.
San 12 (Sec. 21 T20 – R18E)	30/06/2003	IMC 186663	Rubicon Resources Inc.
San 13 (Sec. 21 T20 – R18E)	30/06/2003	IMC 186664	Rubicon Resources Inc.
San 14 (Sec. 21 T20 – R18E)	30/06/2003	IMC 186665	Rubicon Resources Inc.
San 15 (Sec. 21 T20 – R18E)	30/06/2003	IMC 186666	Rubicon Resources Inc.
San 16 (Sec. 21 T20 – R18E)	30/06/2003	IMC 186667	Rubicon Resources Inc.
San 17 (Sec. 21 T20 – R18E)	30/06/2003	IMC 186668	Rubicon Resources Inc.
San 18 (Sec. 21 T20 – R18E)	30/06/2003	IMC 186669	Rubicon Resources Inc.
San 19 (Sec. 21 T20 – R18E)	30/06/2003	IMC 186670	Rubicon Resources Inc.
San 20 (Sec. 21 T20 – R18E)	30/06/2003	IMC 186671	Rubicon Resources Inc.
San 21 (Sec. 27 T20 – R18E)	30/06/2003	IMC 186672	Rubicon Resources Inc.
San 22 (Sec. 21 T20 – R18E)	30/06/2003	IMC 186673	Rubicon Resources Inc.
San 23 (Sec. 27 T20 – R18E)	30/06/2003	IMC 186674	Rubicon Resources Inc.
San 24 (Sec. 21 T20 – R18E)	30/06/2003	IMC 186675	Rubicon Resources Inc.
San 25 (Sec. 21 T20 – R18E)	30/06/2003	IMC 186676	Rubicon Resources Inc.
San 26 (Sec. 21 T20 – R18E)	30/06/2003	IMC 186677	Rubicon Resources Inc.
San 27 (Sec. 27 T20 – R18E)	01/07/2003	IMC 186244	Rubicon Resources Inc.
San 28 (Sec. 27 T20 – R18E)	01/07/2003	IMC 186678	Rubicon Resources Inc.
San 29 (Sec. 27 T20 – R18E)	01/07/2003	IMC 186679	Rubicon Resources Inc.
San 30 (Sec. 27 T20 – R18E)	01/07/2003	IMC 186680	Rubicon Resources Inc.
San 31 (Sec. 27 T20 – R18E)	01/07/2003	IMC 186245	Rubicon Resources Inc.
San 32 (Sec. 26 T20 – R18E)	01/07/2003	IMC 186681	Rubicon Resources Inc.
San 33 (Sec. 27 T20 – R18E)	01/07/2003	IMC 186246	Rubicon Resources Inc.
San 34 (Sec. 27 T20 – R18E)	01/07/2003	IMC 186682	Rubicon Resources Inc.
San 35 (Sec. 27 T20 – R18E)	01/07/2003	IMC 186247	Rubicon Resources Inc.
San 36 (Sec. 26 T20 – R18E)	01/07/2003	IMC 186683	Rubicon Resources Inc.
San 37 (Sec. 26 T20 – R18E)	01/07/2003	IMC 186248	Rubicon Resources Inc.
San 38 (Sec. 26 T20 – R18E)	01/07/2003	IMC 186684	Rubicon Resources Inc.

THIS MINING LEASE (hereinafter referred as the "Agreement") is made effective June 12, 2003 (hereinafter referred to as the "Effective Date") between WAVE EXPLORATION CORP., a company incorporated under the laws of the Province of British Columbia, of Suite 600 – 890 West Pender Street, Vancouver, B.C., V6Z 1J9 (hereinafter referred to as "Wave") and Robinson Family Trust – Raymond F. Robinson and Jeanne E. Robinson Executors (hereinafter referred to as the "Lessor").

The Lessor owns certain unpatented lode mining claims and other interests in property situated in the State of Idaho, (the "Property"), which claims and interest are more fully described in Exhibit A to this Agreement. Wave desires to lease the Property from the Lessor, and the Lessor is willing to lease the Property to Wave, on the terms and conditions specified.

NOW THEREFORE, for and in consideration of the mutual covenants herein contained, the sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Grant, Possession, Control and Use. The Lessor does hereby lease, let and demise to Wave, its successor and assigns, the Property, and does hereby grant, bargain and convey to Wave, its successors and assigns, for the term hereinafter specified, any and all ores, minerals and materials (hereinafter referred to as "Mineral Substances") in or upon the Property. Wave shall, during the entire life of this Agreement, have the exclusive right to perform in or upon the Property, and any and every part thereof, such exploration, development and mining operations, including mining by open pit, strip, underground, solution mining or by any other method hereafter developed, as Wave may, in its sole discretion, wish to perform. Wave shall be entitled to mine and market for Wave's sole account, upon the terms and conditions herein set out, any and all Mineral Substances which may exist therein. Wave shall also have the right to place or construct such roads, buildings or other structures as Wave may wish to place or construct on the Property and shall have the right to place or install in or upon the Property such machinery and equipment as Wave may deem necessary for use in connection with Wave's operations and to do all other things reasonably related to such uses. The Lessor, furthermore, grants to Wave, its successors and assigns, the exclusive right to use shafts, openings or pits in or upon the Property and structures, facilities, equipment, roadways, haulageways and all other appurtenances installed on the Property for the additional purpose of producing, removing, treating or transporting Mineral Substances from adjoining or nearby property owned or controlled by Wave, and the right to mine and remove Mineral Substances from the Property through or by means of shafts, openings or pits which may be made in or upon adjoining or nearby lands. Wave's operations hereunder, and its mining of adjoining or nearby lands, may be conducted upon the Property and upon such other lands as a single tract of land. After Mineral Substances have been sampled and weighed or measured by volumetric survey, truck factors or any other manner as will permit the computation of Production Royalty to be paid hereunder, Wave may commingle the same with minerals and materials from other lands. Wave shall have the right, at any time during the term of this Agreement, to stockpile any Mineral Substances mined or produced from the Property at such place or places as Wave may elect, either upon the Property or upon other lands owned or controlled by Wave. Waste, overburden, surface stripping and other materials from the Property may be deposited on or off the Property.

Wave acknowledges that the Bureau of Land Management ("BLM") owns and controls the surface rights to the Property, and the grant, possession, control and use provisions of this Agreement are subject to the rights of the BLM.

2. Representations and Warranties. The Lessor makes the following representations and warranties effective the date hereof:

(a) With respect to any portion of the Property comprised of fee land, the Lessor represents and warrants that the Lessor is the sole owner and has the exclusive possession thereof, including the surface and mineral estates, free and clear of all claims, liens, title defects or encumbrances, subject only to those matters specifically set forth in Exhibit A, if any, and all taxes in respect to the same have been paid up to December 31, 2002.

(b) With respect to any portion of the Property comprised of unpatented mining claims, the Lessor represents that (i) the claims were properly located in accordance with applicable government regulations; (ii) all assessment work requirements for the claims have been performed and all filings and recordings of proof of performance have been made properly, and all Federal annual unpatented mining claim maintenance and rental fees have been paid properly and timely; (iii) the claims are in good standing and the Lessor has good title to and owns the entire undivided legal and equitable interest in the claims, subject to the paramount title of the United States and other matters of title disclosed in this Agreement; (iv) the claims are free and clear of all liens, claims and encumbrances created by or through the Lessor, except as otherwise provided in this Agreement; (v) the Lessor has no knowledge of conflicting claims; and (vi) all annual maintenance fees payable to the BLM have been paid up to August 31, 2003. The representations in Section 2(b) in respect to those mining claims included in the Property which were located by parties other than the Lessor, the representations are to the best of the Lessor's knowledge. The Lessor makes no representation or warranty concerning the discovery or presence of valuable minerals on the unpatented mining claims which comprise all or a portion of the Property.

(c) The Lessor, upon the execution of this Agreement, shall deliver all information concerning title to the Property in its possession or control to Wave.

(d) There are no pending or threatened actions, suits, claims or proceedings with respect to the Property.

(e) To the best of the Lessor's knowledge, as at the Effective Date of this Agreement, the Property is in full compliance with all environmental rules, regulations, orders and laws.

3. Breach of Title Warranties. If at any time during the term of this Agreement it is finally adjudicated by any court, or is determined by settlement of any controversy by arbitration or other that (i) the Lessor's title to the Property or any part thereof is less than as warranted herein, or is subject to a superior adverse interest other than the paramount title of the United States of America and/or (ii) one or more third parties have a claim of ownership in royalties or other payments with respect to the Property, the production royalty provided for in Section 20 shall be

reduced proportionately in respect to the minerals being extracted from that portion of the Property to which the Lessor does not have title.

4. Operations.

(a) During the term of this Agreement, subject to the rights of the BLM, Wave shall have free and unrestricted access to the Property, and shall have the right to deposit ores, water, waste and materials from the Property or other property on or in the Property, and to use any part of the Property for waste dumps and tailings disposal areas To the extent that the Lessor is entitled to authorize Wave to do so, Wave shall have the further right during the term of this Agreement to use such other resources of the Property, including, but not limited to, water and water rights, as Wave may find beneficial or desirable in its prospecting, exploration or mining activities hereunder.

(b) Wave shall conduct all operations on the Property in a good and workmanlike manner and in accordance with industry practices. All decisions with respect to exploration, development and mining of the Property, and the selling of ores, minerals, concentrates, or other products from the ores, minerals, concentrates, or other products from the Property, including all decisions regarding the commencement, suspension, resumption or termination of any operations shall be made by Wave, in its sole discretion. Wave may sell ores, minerals, concentrates or other products, and may stockpile ores, minerals, concentrates or other products for any length of time before selling the same. There are no covenants or agreements regarding these matters other than those expressly set forth herein.

(c) Wave shall comply with all laws and regulations governing its operations on the Property. If this Agreement is inconsistent with or contrary to the law or regulation, the law or regulation shall control and this Agreement shall be deemed to be modified accordingly.

5. Workers' Compensation and Other Laws. Wave shall observe and comply with all applicable federal and state laws and mine safety regulations, and shall insure and keep insured all persons employed by Wave under the provisions of the Workmen's Compensation Law or equivalent law of the State in which the Property is situated.

6. Right to Inspect. The Lessor or its authorized agents shall have the right to inspect Wave's operations on the Property upon reasonable notice and during normal working hours. The Lessor's and its agent's entry upon the Property shall be at the Lessor's sole risk and expense, and the Lessor hereby agrees to indemnify and hold Wave harmless from any damage, claim or demand by reason of injury to the Lessor's employees, agents or guests upon the Property or the approaches thereto resulting from the Lessor's negligence.

7. Property Taxes. Wave agrees to pay all taxes lawfully assessed against the Property, and all machinery, tools, equipment, supplies, buildings, improvements, and all other property placed by Wave on the Property, so long as this Agreement remains in effect.

8. Government Fees. During the term of this Agreement, Wave shall pay to such governmental entities as may be entitled thereto such fees as must be paid for during such term, together with such filings as are necessary to maintain the Property in good standing and, notwithstanding the generality of the foregoing, shall pay the BLM's claim maintenance fees and file and record the instruments required to maintain the Property not less than thirty (30) days in advance of all applicable deadlines, and shall provide to the Lessor written proof that Wave has performed its obligations under this Section.

9. Governmental Approvals. Wave shall be solely responsible for obtaining and paying for any and all licences, permits and other approvals required by any federal, state or local government entity which are applicable to operations under this Agreement, and the Lessor, in good faith, shall give such consents to Wave's proposed operations as may be required before a governmental entity will issue a licence, permit or other approval to Wave.

10. Liens. Wave shall promptly pay all wages due its workmen and employees, and pay for all materials and supplies furnished for its mining operations hereunder, and shall defend and protect the Lessor from and against all claims, liens and liabilities which may arise as a result of Wave's failure so to do. In the event that any mechanic's, materialman's or laborer's liens may arise and are filed against the Property as a result of Wave's operations hereunder, Wave shall obtain the discharge thereof.

11. Wave's Liability Insurance. Wave shall, at the Lessor's sole cost, keep in force during this Agreement term a policy of general liability insurance covering property damage and liability for personal injury occurring on or about the Property, with limits in the amount of at least Two Million Dollars ($2,000,000.00) per occurrence for injuries to or death of person, One Million Dollars ($1,000,000.00) per occurrence for property damage, and with a contractual liability endorsement insuring Wave's performance of Wave's indemnity obligations of this Agreement.

12. Form and Certificates. The policy of insurance required to be carried by Wave pursuant to this Section shall be with a company approved by the Lessor and shall have a Best's Insurance Rating of at least A-IX. Such policy shall name the Lessor as additional insured and contain a cross-liability and severability endorsement. Wave's insurance policy shall also be primary insurance, without right of contribution from any policy carried by the Lessor. A certificate of insurance and a copy of Wave's insurance policy shall be provided to the Lessor before any entry by the Lessor or its agents or employees on the Property, and shall provide that such policy is not subject to cancellation, expiration or change, except upon thirty (30) days' prior written notice to the Lessor.

13. Indemnity. Wave shall indemnify and save harmless the Lessor from and against any and all claims, demands, suits or causes of action in law or equity for damages and injuries occurring on or about the Property, and arising solely and directly out of Wave's negligence.

14. Annual Payments. Concurrently with the execution of this Agreement, Wave shall pay the Lessor the sum of Five Thousand Dollars ($5,000.00), and a further sum of Seven Thousand Five Hundred Dollars ($7,500.00) 180 days from the Effective Date of this Agreement, and in advance of the first anniversary of the Effective Date of this Agreement the sum of Fifteen

Thousand Dollars ($15,000.00), and in advance of the second anniversary of this Agreement the sum of Twenty Thousand Dollars ($20,000.00), and in advance of each anniversary thereafter a payment equal to the prior anniversary payment plus Five Thousand Dollars ($5,000.00) for each year this Agreement is in effect, up to and including a maximum of Fifty Thousand Dollars ($50,000.00) per year. The annual payment shall continue after closing of the option.

15. Annual Exploration Expenditures. Wave shall incur Exploration Expenditures of $100,000 per Year in respect to the property during the term of this Lease provided in every period of five years Wave may omit to incur $100,000 of Exploration Expenditures for a period of one year. "Year" means the 12 month period from May 1 to April 30. Any Exploration Expenditures incurred in excess of that specified for any year may be carried forward and credited to the subsequent year.

"Exploration Expenditures" means and includes monies expended in prospecting, exploring, geological, geophysical and geochemical surveying, sampling, examining, diamond and other types of drilling, developing, dewatering, assaying, testing, constructing, maintaining and operating roads, trails and bridges, upon or across the Property, buildings, equipment, plant and supplies, salaries and wages (including fringe benefits) of employees and contractors directly engaged therein, insurance premiums; and all other expenses ordinarily incurred in exploring and developing the Property including engineering expenses, and an allowance for office overhead expenses of not more than 10% of all other expenses described above.

16. Lump Sum Payment. Wave shall pay to the Lessor the sum of $1,000,000 (the "Lump Sum Payment") within 90 days of Wave receiving a feasibility study in respect to the Property or portions thereof, the feasibility study being a comprehensive study and report as to the existence of an ore body in or under the Property or a portion thereof, demonstrating the feasibility of placing the same into commercial production, such study to be in a form generally required by lenders of major financings for mining operations, including recommendations as to the nature, extent and timing of the development of the same with a view to bringing it into commercial production, mining and/or milling methods, design, nature and capacity of the mine, mill or ancillary facilities relating thereto, and the cost and cash flow estimates, and analysis relating thereto.

17. Records. Wave shall keep books and accounts showing the amount of ores extracted from the Property, the amount of ores shipped, sold or treated, and the amount of money received from the sale of the ore. Wave shall keep accurate maps of all drifts, crosscuts, raises, slopes and other workings created by Wave during its operations under this Agreement, and shall mark on such maps any geological findings which may be significant with regard to future mining or development of the Property. Wave shall supply the Lessor, without charge, with a copy of all such maps upon request therefor in writing. Wave shall also furnish to the Lessor, each six (6) months from the Effective Date, a written report in respect to the exploration activities carried out by Wave on the Property during the previous six months and the results obtained. In the event of termination of this Agreement, Wave shall, as soon as possible, deliver to the Lessor all reports, maps, drill logs, assay results, core, pulps, and any other technical data compiled by Wave with respect to the Property. The Lessor shall have full and free access to the books, accounts and records of Wave in respect to the Property at all reasonable times.

18. Confidentiality. The Lessor agrees that all information developed or acquired as a result of activities by Wave under this Agreement, including, but not limited to, information related to mineral discoveries, ore reserves, mining methods, plans and production schedules and other information, including the terms of this Agreement, shall be kept strictly confidential, and shall not be made public without Wave's express prior written consent during such period that this Agreement is in effect; provided, however, that nothing herein shall be construed to interfere with any responsibility of the Lessor to make reasonable disclosures required under applicable securities or other laws. In the event the Lessor deems it necessary to make such disclosures for the reasons stated, the Lessor agrees to confer with Wave prior to making such disclosures.

19. Term. The term of this Agreement shall extend from the date of this Agreement for a period of ten (10) years, until midnight on the tenth (10th) anniversary of the Effective Date of this Agreement, but may be extended, at the option of Wave, for two (2) successive ten (10) year terms, by payment of the Annual Payment specified in Section 14 hereof, or so long as Production Royalty payments are paid to the Lessor in amounts not less than amount of the Annual Payment. Wave will, however, notify the Lessor in writing of any extension hereof, pursuant to this optional right of Wave, prior to the time this Agreement would otherwise expire.

20. Production Royalty. Wave shall pay to the Lessor a Production Royalty of two percent (2%) of Net Returns in respect to the Property and all mineral claims acquired by Wave by staking within a one mile radius of the perimeter of the property excluding the three unpatented claims presently owned either of record or beneficially by Lawrence Jones (the "Extended Property"). Net Returns shall be calculated for each calendar year quarter in which Net Returns are realized, and such Production Royalty payment as are due the Lessor hereunder shall be made within thirty (30) days following the end of the calendar quarter in which the Net Returns were realized. Such payments shall be accompanied by a statement summarizing the computation of the Production Royalty.

Quarterly royalty payments will be provisional and subject to adjustment at the end of each accounting year.

The term "Net Returns" as used herein shall mean the net proceeds received by Wave from the sale of minerals from the Property after deductions for all of the following:

(a) All smelting costs and charges or deductions for refining; and

(b) Cost of insurance and transporting mineral product from the Property and the Extended Property to a smelter, mint or other place of treatment.

If ores and minerals are treated, smelted or refined by Wave, the term "net smelter returns" shall mean the amount of earned revenues, as used in accordance with generally accepted accounting principles, which would have been payable to Wave from a bona fide purchaser of metals, ores, minerals or mineral substances, or concentrates produced therefrom, for material mined from the Property, less all such penalties, assaying, sampling, umpire costs (if any), transportation, insurance costs in connection with transportation (if any), refining and smelting charges.

21. Advance Royalty. It is expressly understood and agreed that the Annual Payments provided for in Section 14 hereof and paid to the Lessor shall constitute payment of and

advances against the Production Royalty accruing to the Lessor pursuant to Section 20 hereof during the term of this Agreement, and Wave shall fully recoup and recover all such Annual Payments during the term of this Agreement by pledging the same against and in reduction of all Production Royalty payable by Wave to the Lessor under the terms of this Agreement. All such Annual Payments payable not recouped by Wave during a given year may be carried over for recoupment in subsequent years, and no Production Royalty shall be due to the Lessor until all Annual Payments have been fully recouped.

22. Grant of Option. The Lessor hereby grants to Wave the sole, exclusive and irrevocable option to purchase, at any time during the term of this Agreement, the Property in consideration of the payment to the Lessor of Two Million Five Hundred Thousand United States Dollars (US$2,500,000.00) less all Annual Payments, the Lump Sum Payment, and Production Royalty received by the Lessor up to such time as Wave exercises its option to purchase the Property.

23. Exercise of Option. Written notice of election to exercise the option shall be sent to the Lessor prior to the termination of this Agreement. The balance of the purchase price shall be paid to the Lessor within thirty (30) days of the date Wave states it will exercise the option.

24. Conveyance. Upon receipt of notice that Wave intends to exercise the option, the Lessor shall promptly deposit in escrow a deed sufficient in all respects to be entitled to recordation conveying to Wave the Property, and instructions to the escrow agent to deliver the deed to Wave upon receipt of the balance of the purchase price in accordance with the terms hereof for the account of the Lessor. Upon the election to exercise and closing of the option, as herein provided, no royalties on ore thereafter mined shall be paid to the Lessor. However, until full payment of the purchase price, Wave shall do all mining in a miner-like manner, and shall maintain the Property in the condition required heretofore by the terms of this Agreement, and shall permit inspection of the Property by the Lessor as if this Agreement were continuing.

25. Termination by the Lessor. Failure of Wave to make any payment due hereunder at the time and in the manner herein provided, and to abide by and perform each and all of the covenants and conditions on the part of Wave to be kept and performed, in the manner and at the times herein specified, unless excused by some provision of this Agreement, shall constitute a default by Wave and shall, at the option of the Lessor, be cause for termination.

If the Lessor elects to terminate this Agreement because of a default by Wave, it shall send by electronic mail or fax transmission, with a copy by postal mail, a notice to Wave stating that the Agreement shall be terminated thirty (30) days from the date of sending of such notice, unless the default be fully cured within the thirty (30) day period. If, within said thirty (30) day period, the default is not corrected, the Agreement shall be at an end and all rights of Wave with respect to the Property shall cease and this Agreement shall be thereupon terminated. In such event, Wave shall deliver immediate, peaceable possession of the Property to the Lessor.

26. Force Majeure. Except for the payment of Annual Payments to the Lessor by Wave pursuant to Section 14, Wave's obligation to maintain insurance pursuant to Section 11, Wave's obligation to indemnify the Lessor pursuant to Section 13, and Wave's obligation to provide the Lessor the information and documents pursuant to Section 17, should Wave be prevented or delayed from performing any of the obligations of this Agreement by reason of or act of nature,

strike, or threat of strike, fire, flood, delay in transportation, war insurrection or mob violence, requirement or regulation of government, including governmental permitting delays, unavoidable casualties, shortage of labor, equipment or material, plant breakdown or any disabling cause, or for any other reason which cannot be reasonably overcome by the means normally employed in performance, or any other reasonable cause or causes, including, without limitation, any cause which would produce a financial loss to Wave, then, and in such event, any failure to perform shall not be deemed a breach of this Agreement, but performance of such obligations shall be suspended during such period of disability, and the time for the performance of said obligations shall be extended for a period equal to the period of disability, and, in such event, the term of this Agreement shall be extended for the time such condition of force majeure is in effect.

27. Termination by Wave. Wave shall have the right to terminate this Agreement at any time by giving written notice of termination to the Lessor. Such termination shall be effective on the date such notice is delivered to the Lessor or on such later date as may be set forth in the notice. Upon such termination, the parties hereto shall be relieved of all further rights, obligations and liabilities under this Agreement, except for rights, obligations and liabilities incurred or accrued prior to the effective date of termination, including any obligation of reclamation.

28. Rights After Termination. Wave shall have the right, for a period of thirty (30) days after expiration, termination or surrender of this Agreement as to any or all of the Property, to remove all buildings, improvements, equipment, structures and personal property erected or placed in or upon the Property by Wave. This period shall be extended by any period of force majeure as provided in Section 26 existing during such period. Any such property not removed within the time provided herein shall become the sole property of the Lessor, and Wave shall have no further right, title or interest with respect thereto, and Wave agrees to provide the Lessor with any and all documentation necessary to secure the rights of the Lessor under this Section. Wave shall also have the right of reasonable ingress to and egress from the Property for so long after termination of this Agreement as is necessary for Wave to accomplish reclamation or restoration of the Property pursuant to law, or to make such inspections as may be required of Wave by state or federal law.

29. Reclamation. Wave shall reclaim the Property in accordance with local, state and federal laws relating to reclamation of mined land. In addition, underground mining areas shall not be left in any condition so as to be or become hazardous. Mine shafts, air courses, inclines or horizontal workings are to be sealed and abandoned in accordance with good mining practice. Prior to obtaining any necessary governmental approval of a reclamation plan for the Property, Wave will submit such reclamation plan for review by the Lessor. The obligations set forth in this Section shall survive the termination of this Agreement.

30. K & B Storage, Salmon Idaho. Commencing on the first month following the Effective Date and throughout the term of this Lease, Wave will pay the $25 per month storage payments to K & B Storage, Salmon Idaho in whose premises the core, assay pulps or sample rejects of the assayed sections of drill cores from prior exploration on the property are stored.

31. Dollar Amounts. All dollar amounts referred to in this Lease means the lawful currency of the United States of America.

32. Assignment by Wave. Wave shall not assign, convey, encumber, sublease, grant any concession or license, or otherwise transfer (each a "Transfer") all or any part of its interest in this Agreement or the Property without, in each case, the Lessor's prior written consent, which shall not be withheld unreasonably. Wave shall deliver with its request for consent to the proposed Transfer detailed information concerning the proposed transferee and copies of all agreements, contracts, documents and instruments representing Wave's proposed Transfer. The Transfer by the Lessor or lessors of Wave as of the Effective Date of a controlling interest in Wave, whether in a single transaction or in a series of transactions, shall constitute a Transfer for purposes of this Section. Any Transfer of this Agreement which is prohibited under this Section shall be deemed void and shall constitute a material default under the terms of this Agreement. The Lessor's consent to a single Transfer shall not release or waive the provisions of this Section concerning any subsequent Transfer.

33. Notice of Assignment by Wave. Wave shall notify the Lessor of any assignment of the Agreement or any sublease of all or any portion or portion of the Property, which notice shall include the name and address of the assignee or sublessee.

34. Memorandum for Recording. The parties shall execute a memorandum of this Agreement sufficient for recordation in the property records of the County in which the Property is located, sufficient to give record notice, pursuant to the laws of the State of Idaho of the rights of the parties in and to the Property.

35. Notice. Any notice required to be given under this Agreement shall be deemed to be well and sufficiently given if delivered or if mailed by registered mail in Canada (save and except during the period of any interruption in the normal postal service within Canada) or sent by prepaid telegram or by electronic mail or fax transmission, in the case of Wave addressed as follows:

Wave Exploration Corp.
Suite 600 – 890 West Pender Street
Vancouver, B.C.
V6Z 1J9

Facsimile: 1-413-487-5806 <*eFax*>
Email address: roger.macinnis@telus.net

and in the case of the Optionor addressed as follows:

Robinson Family Trust – Raymond F. Robinson and
Jeanne E. Robinson, Trustees
180 – 180 West Laramie Drive
Reno, Nevada 89511

Facsimile: 1-775-849-0820 <*eFax*>
Email address: mail to: rfrmohawk@myexcel.com

and any notice given as aforesaid shall be deemed to have been given, if delivered, when delivered, if emailed or faxed, when received, or if mailed or telegraphed, on the third business

day after the date of mailing or telegraphing thereof. Either party may from time to time by notice in writing change its address for the purpose of this paragraph.

36. Governing Law. This Agreement and our relationship shall be governed by and construed in accordance with the laws of the State of Idaho, and the parties shall atone to and be bound by the provisions of the courts of such jurisdiction.

37. Time of the Essence. Time is of the essence of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

WAVE EXPLORATION CORP.

Roger MacInnis, Vice President

ROBINSON FAMILY TRUST – RAYMOND F. ROBINSON AND JEANNE E. ROBINSON TRUSTEES

Raymond F. Robinson, Trustee

Jeanne E. Robinson, Trustee

STATE OF NEVADA)
) ss.
COUNTY OF WASHOE)

The foregoing instrument was acknowledged before me this 12 day of June, 2003, by Raymond F. Robinson as Trustee of the Robinson Family Trust.

WITNESS my hand and official seal.

Denise M. Cairns

DENISE M. CAIRNS
Notary Public - State of Nevada
Appointment Recorded in Washoe County

STATE OF NEVADA)
) ss.
COUNTY OF WASHOE)

The foregoing instrument was acknowledged before me this 13 day of June, 2003, by Jeanne E. Robinson as Trustee of the Robinson Family Trust.

WITNESS my hand and official seal.

Denise M. Cairns

Notary Public - State of Nevada
Appointment Recorded in Washoe County
No. 03-[illegible] - Expires June 21, 2005

STATE OF NEVADA)
) ss.
COUNTY OF WASHOE)

The foregoing instrument was acknowledged before me this 12 day of June, 2003, by Roger MacInnis as Vice President of Wave Exploration Corp., a British Columbia company.

WITNESS my hand and official seal.

Denise M. Cairns

Notary Public - State of Nevada
Appointment Recorded in Washoe County
No. [illegible] - Expires June 21, 2005

EXHIBIT A
TO MINING LEASE BETWEEN WAVE EXPLORATION CORP.
AND ROBINSON ROBINSON FAMILY TRUST
DATED June 12, 2003

CLAIM OR SITE NAME	BUREAU OF LAND MANAGEMENT RECORDATION SERIAL NUMBER
Lee-S # 3 amd. Sec. 27 Twp 20N Rge 18E	104445
Lee-S #4 amd Sec. 27 Twp 20N Rge 18E	104446
Lee-S #14 amd Sec. 27 Twp 20N Rge 18E	104456
Lee-S #15 amd Sec. 27 Twp 20N Rge 18E	104457
Lee-S #16 amd Sec 27 Twp 20N Rge 18E	104458
Lee-S #24 amd Sec. 27 Twp 20N Rge 18E	104466
AMAC #10 Sec 27 Twp 20N Rge 18E	135239
AMAC #11 Sec 27 Twp 20N Rge 18E	135240
Lee-S 2 Sec 27 Twp 20N Rge 18E	104444

SCHEDULE C

ESCROW AGREEMENT

THIS AGREEMENT is made the ______ day of October, 2005

AMONG:

JOURNEY RESOURCES CORPORATION, a company duly incorporated pursuant to the laws of the Province of British Columbia and having its registered and business office situated at #102 – 1238 Seymour Street, Vancouver, British Columbia, V6B 4J3

(the "**Optionee**")

AND:

WAVE EXPLORATION CORP., a company duly incorporated pursuant to the laws of the Province of British Columbia and having its business office situated at #600 – 890 West Pender Street, Vancouver, British Columbia, V6C 1S9

(the "**Optionor**")

AND:

WAVE MINING INC., a company duly incorporated pursuant to the laws of the State of Nevada and having its business office situated at Suite 600 – 890 West Pender Street, Vancouver, British Columbia, V6C 1S9

(the "**Subsidiary**")

AND:

LML&S SERVICES INC., a British Columbia company with its registered office at 1500 Royal Centre, 1055 West Georgia Street, P.O. Box 11117, Vancouver, British Columbia, V6E 4N7

(the "**Escrow Agent**")

WHEREAS:

(A) Pursuant to a Mineral Claim Option Agreement of the same date between the Optionor, the Subsidiary and the Optionee (the "Option Agreement"), to which this agreement is attached as Schedule C, the Optionee can acquire the Optionor's interest in the Robinson Lease and a 100% interest in certain mineral claims comprising the Rubicon Claims, on the terms set forth in the Option Agreement; and

(B) The Parties have agreed that the duly executed recordable bills of sale, in respect of the Rubicon Claims, and assignment agreements, in respect of the Robinson Lease, respecting the mineral claims (the "Claims") comprising the Property (the "Escrow Documents") will be held in escrow;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants contained herein the parties hereto mutually agree as follows: **Scheme E**

1. Terms of Escrow and Release

1.1 The Optionor and the Subsidiary will forthwith deliver to the Escrow Agent the Escrow Documents respecting the Robinson Lease and the Rubicon Claims:

Table 1 – Musgrove Claim Data

Claim Name	***Date of Location***	***BLM Serial Number***	***Owner***
Lee-S #2 (Sec. 27 T20N – R18E)	08/23/1985	IMC 104444	Raymond F. Robinson
Lee-S #3 (Sec. 27 T20N – R18E)	08/23/1985	IMC 104445	Raymond F. Robinson
Lee-S #4 (Sec. 27 T20N – R18E)	08/23/1985	IMC 104446	Raymond F. Robinson
Lee-S #14 (Sec. 27 T20N – R18E)	08/23/1985	IMC 104456	Raymond F. Robinson
Lee-S #15 (Sec. 27 T20N – R18E)	08/23/1985	IMC 104457	Raymond F. Robinson
Lee-S #16 (Sec. 27 T20N – R18E)	08/23/1985	IMC 104458	Raymond F. Robinson
Lee-S #24 (Sec. 27 T20N – R18E)	08/23/1985	IMC 104466	Raymond F. Robinson
AMAC #10 (Sec. 27 T20N – R18E)	06/10/1988	IMC 135239	Raymond F. Robinson
AMAC #11 (Sec. 27 T20N – R18E)	06/10/1988	IMC 135240	Raymond F. Robinson
San 1 (Sec. 27 T20 – R18E)	29/06/2003	IMC 186239	Rubicon Resources Inc.
San 2 (Sec. 27 T20 – R18E)	29/06/2003	IMC 186240	Rubicon Resources Inc.
San 3 (Sec. 27 T20 – R18E)	29/06/2003	IMC 186241	Rubicon Resources Inc.
San 4 (Sec. 27 T20 – R18E)	29/06/2003	IMC 186242	Rubicon Resources Inc.
San 5 (Sec. 27 T20 – R18E)	29/06/2003	IMC 186657	Rubicon Resources Inc.
San 6 (Sec. 27 T20 – R18E)	29/06/2003	IMC 186658	Rubicon Resources Inc.
San 7 (Sec. 21 T20 – R18E)	29/06/2003	IMC 186659	Rubicon Resources Inc.
San 8 (Sec. 21 T20 – R18E)	29/06/2003	IMC 186660	Rubicon Resources Inc.
San 9 (Sec. 21 T20 – R18E)	29/06/2003	IMC 186661	Rubicon Resources Inc.
San 10 (Sec. 27 T20 – R18E)	29/06/2003	IMC 186662	Rubicon Resources Inc.
San 11 (Sec. 27 T20 – R18E)	29/06/2003	IMC 186243	Rubicon Resources Inc.
San 12 (Sec. 21 T20 – R18E)	30/06/2003	IMC 186663	Rubicon Resources Inc.
San 13 (Sec. 21 T20 – R18E)	30/06/2003	IMC 186664	Rubicon Resources Inc.
San 14 (Sec. 21 T20 – R18E)	30/06/2003	IMC 186665	Rubicon Resources Inc.
San 15 (Sec. 21 T20 – R18E)	30/06/2003	IMC 186666	Rubicon Resources Inc.
San 16 (Sec. 21 T20 – R18E)	30/06/2003	IMC 186667	Rubicon Resources Inc.
San 17 (Sec. 21 T20 – R18E)	30/06/2003	IMC 186668	Rubicon Resources Inc.
San 18 (Sec. 21 T20 – R18E)	30/06/2003	IMC 186669	Rubicon Resources Inc.
San 19 (Sec. 21 T20 – R18E)	30/06/2003	IMC 186670	Rubicon Resources Inc.
San 20 (Sec. 21 T20 – R18E)	30/06/2003	IMC 186671	Rubicon Resources Inc.
San 21 (Sec. 27 T20 – R18E)	30/06/2003	IMC 186672	Rubicon Resources Inc.
San 22 (Sec. 21 T20 – R18E)	30/06/2003	IMC 186673	Rubicon Resources Inc.
San 23 (Sec. 27 T20 – R18E)	30/06/2003	IMC 186674	Rubicon Resources Inc.
San 24 (Sec. 21 T20 – R18E)	30/06/2003	IMC 186675	Rubicon Resources Inc.
San 25 (Sec. 21 T20 – R18E)	30/06/2003	IMC 186676	Rubicon Resources Inc.
San 26 (Sec. 21 T20 – R18E)	30/06/2003	IMC 186677	Rubicon Resources Inc.

Claim Name	Date of Location	BLM Serial Number	Owner
San 27 (Sec. 27 T20 – R18E)	01/07/2003	IMC 186244	Rubicon Resources Inc.
San 28 (Sec. 27 T20 – R18E)	01/07/2003	IMC 186678	Rubicon Resources Inc.
San 29 (Sec. 27 T20 – R18E)	01/07/2003	IMC 186679	Rubicon Resources Inc.
San 30 (Sec. 27 T20 – R18E)	01/07/2003	IMC 186680	Rubicon Resources Inc.
San 31 (Sec. 27 T20 – R18E)	01/07/2003	IMC 186245	Rubicon Resources Inc.
San 32 (Sec. 26 T20 – R18E)	01/07/2003	IMC 186681	Rubicon Resources Inc.
San 33 (Sec. 27 T20 – R18E)	01/07/2003	IMC 186246	Rubicon Resources Inc.
San 34 (Sec. 27 T20 – R18E)	01/07/2003	IMC 186682	Rubicon Resources Inc.
San 35 (Sec. 27 T20 – R18E)	01/07/2003	IMC 186247	Rubicon Resources Inc.
San 36 (Sec. 26 T20 – R18E)	01/07/2003	IMC 186683	Rubicon Resources Inc.
San 37 (Sec. 26 T20 – R18E)	01/07/2003	IMC 186248	Rubicon Resources Inc.
San 38 (Sec. 26 T20 – R18E)	01/07/2003	IMC 186684	Rubicon Resources Inc.

1.2 On receipt of notice from the Optionee that the Optionee has exercised its Option to acquire the Robinson Lease and the Rubicon Claims in accordance with the terms of the Option Agreement, the Optionee will provide written request to the Escrow Agent to release the Escrow Documents to the Optionee. Upon receipt of such notice, the Escrow Agent will deliver the Notice to the Optionor and the Subsidiary.

1.3 If after 10 days neither the Optionor nor the Subsidiary has objected to the notice in §1.2, the Escrow Agent will deliver the Escrow Documents to the Optionee.

1.4 If the Escrow Agent receives a notice from the Optionor or the Subsidiary that the Optionee has defaulted under the Option Agreement, the Escrow Agent shall deliver the notice to the Optionee.

1.5 If the Optionee does not dispute the default notice in §1.4, the Escrow Agent will deliver the Escrow Documents to the Optionor. The Optionor hereby agrees to deliver the appropriate Escrow Documents to the Subsidiary.

1.6 In the event of a dispute under §1.3 - §1.5, the Escrow Agent will retain the Escrow Documents until a settlement or judicial resolution of the dispute.

2. Cancellation of Escrow Arrangement

2.1 If the Option Agreement is terminated in accordance with the terms of the Option Agreement, the Optionor, the Subsidiary and the Optionee will forthwith jointly advise the Escrow Agent, who will return the Escrow Documents to the Optionor, who hereby agrees to deliver the appropriate Escrow Documents to the Subsidiary.

3. Performance by Escrow Agent

3.1 The Escrow Agent agrees to perform all of the duties hereinbefore set forth which are applicable to it unless prohibited by a Court of competent jurisdiction.

3.2 The Optionee will pay from time to time the reasonable fees and expenses of the Escrow Agent in connection with the performance of its duties hereunder and in connection with any proceedings in which it is involved as a result of agreeing to be a party to this Agreement.

3.3 The Optionee and the Optionor will indemnify and save harmless the Escrow Agent of and from all other claims, demands, damage, loss and expense arising out of the performance of its duties hereunder.

4. Escrow Agent

4.1 The Escrow Agent will have no responsibility in respect of the Escrow Documents except the duty to exercise such care in the safekeeping thereof as it would exercise if the Escrow Documents were the property of a client of the Escrow Agent.

4.2 The Escrow Agent will have no duties or obligations except those which are expressly set forth in this Agreement, and, except as expressly set out in this Agreement, it will not be bound by any notice of a claim or demand with respect thereto, or any waiver, modification, amendment, termination or rescission of this Agreement unless received by it in writing and signed by the other parties and unless it has given its written consent thereto if its duties or obligations under this Agreement are affected.

4.3 The Escrow Agent will be protected in acting on any written notice, request, waiver, consent, receipt, election, declaration or any paper or document furnished to it and executed, whether or not under the seal, by any party hereto not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained, which it in good faith believes to be genuine and the Escrow Agent will not be required to determine the authenticity of signatures or the power and authority of any signatory to execute documents or to verify the accuracy of any statement contained therein.

5. Replacement of Escrow Agent

5.1 If the Escrow Agent wishes to be relieved from its duties and obligations under this Agreement it shall so notify the other parties in writing, or in the event that the Optionee, the Optionor and the Subsidiary mutually agree to replace the Escrow Agent, they shall so notify the Escrow Agent of their intention and, in either case, the replacement of the Escrow Agent shall be made within a period of sixty (60) days following receipt of the notice, provided that the selection and appointment of the replacement for the Escrow Agent shall be the sole responsibility of the Optionee, subject to the consent of the Optionor and the Subsidiary, which consent shall not be unreasonably withheld, and subject to the agreement of the new Escrow Agent to be bound by the terms and conditions of this Agreement.

6. New Escrow Agent

6.1 Any new Escrow Agent appointed hereunder shall execute an instrument accepting such appointment hereunder and deliver one counterpart thereof to the Optionee, one counterpart thereof to the Escrow Agent last in office, and one counterpart to each of the Optionor and the Subsidiary, and thereupon such new Escrow Agent without further act shall

become vested in all rights, powers and obligations of its predecessor for execution of the mandate hereunder, with like effect as if originally named as Escrow Agent herein, and the predecessor Escrow Agent shall forthwith deliver the Escrow Documents and any other documents in its possession pursuant to this Agreement to the new Escrow Agent, for the purposes and uses of this Agreement.

7. Escrow Agents Counsel

7.1 Each of the parties confirms that it is aware that the Escrow Agent is a corporation that is controlled and directed by Lang Michener, Barristers and Solicitors, Counsel to the Optionee.

8. Notice

8.1 Subject to section 8.2, any notice, direction or other instrument required or permitted to be given hereunder will be delivered or faxed in writing to the respective parties at the addresses set out on the first page of this Agreement and notice to such addresses will be and will constitute full and complete notice and delivery to the respective party.

8.2 Any party hereto may change its address for service of notice by a notice in writing delivered to all of the other parties in the manner provided in section 8.1.

9. Enurement

9.1 This Agreement will enure to the benefit of and be binding upon the parties hereto, their respective successors and assigns.

10. Counterparts

10.1 This Agreement may be executed by any person who is to become a party hereto by signing a counterpart hereof, each of which counterparts together will constitute a single instrument.

IN WITNESS WHEREOF the parties have executed this Agreement on the day and year first above written.

The Optionee

JOURNEY RESOURCES CORPORATION

Per: ______________________________
Authorized Signatory

SCHEDULE D

CONSENT OF THE LESSOR

TO: WAVE EXPLORATION CORP. ("Wave")

AND TO: JOURNEY RESOURCES CORPORATION ("Journey")

RE: Mining lease dated June 12, 2003 (the "Lease") between the Robinson Family Trust (the "Trust") and Wave

NOW THIS AGREEMENT WITNESSES that in consideration of the sum of $10 now paid to the Trust by Journey and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the undersigned, the parties agree as follows:

Each of the undersigned, being a trustee of the Trust, as of the date hereof, hereby:

1. irrevocably consents to the proposed assignment of Wave's interest in the Lease to Journey as contemplated by an option agreement (the "Option Agreement") effective as of November ___, 2005 among Wave, Wave Mining Inc. and Journey, a copy of which is attached hereto as Exhibit A;

2. acknowledge and confirm that in all other respects, the terms of the Lease will remain in full force and effect as though Journey were the original lessee;

3. acknowledge and confirm that all annual payments due under paragraph 14 of the Lease, have been paid until June 12, 2006, and that all exploration expenditures due under paragraph 15 of the Lease have been paid or validly waived in accordance with the terms of the Lease until the Year (as defined in the Lease) commencing May 1, 2006;

4. agree to deliver to Journey, at its offices located at #102 – 1238 Seymour Street, Vancouver, British Columbia, V6B 4J3, a copy of any document or notice pertaining to the Lease delivered by the trustees of the Trust to Wave; and

5. during the term of the option as outlined in the Option Agreement, if the Trust alleges, pursuant to paragraph to paragraph 25 of the Lease, a default under the Lease, the Trust will notify Wave and Journey of such default, and the provisions of paragraph 25 of the Lease shall apply.

DATED ______________________________, 2005.

ROBINSON FAMILY TRUST – RAYMOND F. ROBINSON AND JEANNE E. ROBINSON TRUSTEES

____
Raymond F. Robinson, Trustee

____
Jeanne E. Robinson, Trustee